Exhibit 2.1



   PURCHASE AND ASSUMPTION AGREEMENT



                between

               FLEET BANK


                  and


GLENS FALLS NATIONAL BANK AND TRUST COMPANY









       Dated as of March 21, 1997
           TABLE OF CONTENTS


                                    Page


ARTICLE I DEFINITIONS. . . . . . . .   1
     Section 1.1. Defined Terms. . .   1

ARTICLE II     PURCHASE AND SALE OF ASSETS AND
               ASSIGNMENT AND ASSUMPTION OF LIABILITIES  5
     Section 2.1. Purchase and Sale of Assets  5
     Section 2.2. Assumed Liabilities: No Other Liabilities
          Assumed. . . . . . . . . .   6
     Section 2.3. Liabilities Honored  7
     Section 2.4. Actions With Respect to IRA and Keogh
          Plan Deposit Liabilities .   7
     Section 2.5. Transitional Matters  8

ARTICLE III    PURCHASE PRICE; PAYMENT; SETTLEMENT:
               AND TAX ALLOCATION. .  12
     Section 3.2. Payment at Claim .  12
     Section 3.3. Adjustment of Estimated Payment Amount 12
     Section 3.4. Tax Allocation of Purchase Price 13
     Section 3.5. Proration; Other Closing Date Adjustments 14

ARTICLE IV     TAXES . . . . . . . .  14
     Section 4.1. Sales and Use Taxes 14

ARTICLE V CLOSING. . . . . . . . . .  14
     Section 5.1. Closing Date . . .  14
     Section 5.2. Place of Closing .  14
     Section 5.3. Seller Deliveries.  15
     Section 5.4. Purchaser Deliveries 15

ARTICLE VI     CONDITIONS TO OBLIGATIONS OF SELLER 16
     Section 6.1. Conditions to Obligations of Seller 16

ARTICLE VII    CONDITIONS TO OBLIGATIONS OF PURCHASER 17
     Section 7.1. Conditions to Obligations of Purchaser 17

ARTICLE VIII   REPRESENTATIONS AND WARRANTIES OF
               SELLER. . . . . . . .  17
     Section 8.1. Organization . . .  17
     Section 8.2. Authority. . . . .  17
     Section 8.3. Non-Contravention.  17
     Section 8.4. Compliance with Law 18
     Section 8.5. Legal Proceedings.  18
     Section 8.6. Personalty . . . .  18
     Section 8.7. Tenants; Branch Leases 18
     Section 8.8. Loans. . . . . . .  18

ARTICLE IX     REPRESENTATIONS AND WARRANTIES OF
               PURCHASER . . . . . .  18
     Section 9.1. Organization . . .  18
     Section 9.2. Authority. . . . .  19
     Section 9.3. Non-Contravention.  19
     Section 9.4. Legal Proceedings.  19
     Section 9.5. Regulatory Matters  19
     Section 9.6. Financing Available 19

ARTICLE X COVENANTS OF SELLER. . . .  20
     Section 10.1 Regulatory Approvals 20
     Section 10.2. Conduct of the Business 20
     Section 10.3. Corporate and Other Consents. 20
     Section 10.4. Noncompetition. .  21
     Section 10.5. Deposit Rates . .  21

ARTICLE XI     COVENANTS OF PURCHASER 21
     Section 11.1. Regulatory Approvals and Standards. 21
     Section 11.2. Corporate and Other Consents;
          Compliance with Law: Real Property. 22
     Section 11.3. Solicitation of Accounts 22
     Section 11.4. Nonsolicitation of Seller's Employees 22
     Section 11.5. Transferred Employees 23

ARTICLE XII    ENVIRONMENTAL DUE DILIGENCE, EMPLOYEE
               AND CUSTOMER NOTICES; ETC. 24
     Section 12.1 Environmental Due Diligence 24
     Section 12.2. Access to Branches by Purchaser 25
     Section 12.3. Communications to Employees: Training 25
     Section 12.4. Communications with Branch Customers 26

ARTICLE XIII   INDEMNITY . . . . . .  26
     Section 13.1. Seller's Indemnity 26
     Section 13.2. Purchaser's Indemnity 26
     Section 13.3. Indemnification Procedure 27
     Section 13.4. Nonsolicitation .  27
     Section 13.5. Survival. . . . .  27
     Section 13.6. Basket. . . . . .  27

ARTICLE XIV    POST CLOSING MATTERS.  27
     Section 14.1. Further Assurances 27
     Section 14.2. Access to and Retention of Books and
          Records. . . . . . . . . .  28
     Section 14.3. Deposit Histories  28
     Section 14.4. Appraisal of Real Property 28

ARTICLE XV     MISCELLANEOUS . . . .  29
     Section 15.1. Expenses. . . . .  29
     Section 15.2. Communications, Notices, etc. 29
     Section 15.3. Trade Names and Trademarks 30
     Section 15.4. Termination; Extension of Closing Date 30
     Section 15.5. Brokers-Finders .  30
     Section 15.6. Modification and Waiver 30
     Section 15.7. Binding Effect; Assignment 30
     Section 15.8. Confidentiality..  30
     Section 15.9. Entire Agreement; Governing Law 31
     Section 15.10. Consent to Jurisdiction, Waiver of Jury
          Trial. . . . . . . . . . .  31
     Section 15.11. Severability . .  31
     Section 15.12. Counterparts . .  32
     Section 15.13. Notices. . . . .  32
     Section 15.14. Interpretation .  32
     Section 15.15. Specific Performance 33

   PURCHASE AND ASSUMPTION AGREEMENT


     Agreement dated as of March 21, 1997, between FLEET BANK, a state-chartered bank with its principal offices at Peter D. Kiernan Plaza, Albany, New York 12207 ("Seller"), and Glens Falls National Bank and
Trust Company, a national bank with its principal offices at Glens Falls, New York ("Purchaser").

     WHEREAS, Seller desires to sell, and Purchaser desires to acquire certain assets of Seller in accordance with the terms and provisions of this Agreement; and

     WHEREAS, Seller desires to assign to Purchaser, and Purchaser desires to assume from Seller, certain liabilities of Seller in accordance with the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, subject to the terms and conditions set forth herein, Seller and Purchaser agree as follows:

               ARTICLE I

              DEFINITIONS

     Section 1.1. Defined Terms. As used herein, the following terms shall have the following meanings:

     "Accrued Interest" shall mean (a) with respect to the Deposit
Liabilities, the interest that has been accrued but not paid or credited on the Deposit Liabilities, and (b) with respect to the Loans, the interest, fees, costs and other charges that have accrued on or been charged to the Loans but not paid by the applicable borrower, or a guarantor or surety therefor, or otherwise collected by offset or recourse to collateral for the applicable Loan.

     "ADA" shall mean the Americans with Disabilities Act of 1990, as amended, 104 STAT. 327.

     "ATMs" shall mean the automatic teller machines designated on
Schedule 3.1.

     "Adjusted Payment Amount" shall have the meaning specified in
Section 3.3(a).

     "Affiliate" shall mean as to any person, a person controlled by, controlling or under common control with, the former person, or a director, officer, partner, joint venturer or member of the former person or the latter person.

     "Appraised Value" shall have the meaning set forth in Section
14.4(e).

     "Assets" shall have the meaning specified in Section 2. 1.

     "Assignment and Assumption Agreement" shall have the meaning set forth in Section 5.3(c).

     "Assumed Liabilities" shall have the meaning specified in Section
2.2.

     "Assumed Severance Obligations" shall mean Seller's obligations under its severance plan described on Schedule 1. I (a) attached hereto relating to the transactions contemplated hereby, including without limitation its obligations to pay severance and provide benefits to any Transferred Employee upon or following any termination or deemed termination by Purchaser of any such employee, on or before the first anniversary of the Closing Date.

     "Board" shall mean the Board of Governors of the Federal Reserve
System.

     "Branch Customers" shall mean the persons named as the owners of the deposit accounts relating to the Deposit Liabilities, the primary obligors under the Loans and parties to Safe Deposit Agreements with the Seller.

     "Branch Employees" shall mean the employees of the Seller working at the branches on the date hereof and listed on Schedule 1.1(b) attached hereto, subject to any transfers permitted pursuant to Section 10.2 and replacement in the ordinary course of business of employees who shall leave Seller's employ between the date hereof and the Closing Date.

     "Cash" shall mean all petty cash, vault cash, teller cash, ATM cash and prepaid postage.

     "Branches" shall mean the Seller's branches listed on Schedule 1.1(c) attached hereto.

     "Branch Leases" shall mean the leases for the Branches listed on
Schedule 1.1 (d) attached hereto.

     "Branch Related Employees" shall mean the employees of the Seller listed on Schedule 1.1. ( ) attached hereto, involved in branch management, administration and operations or small business or commercial lending.

     "CERCLA" shall mean Comprehensive Environmental Response,
Compensation, and Liability Act, as amended, 42 U.S.C. 9601 et seq.

     "Closing" shall have the meaning specified in Section 5.2.

     "Closing Date" shall have the meaning specified in Section 5.1.

     "Competitive Business" shall have the meaning specified in Section
10.4.

     "Confidentiality Agreement" shall mean that certain letter agreement between Purchaser and Seller dated as of January 27, 1997.

     "Customer Notice" shall have the meaning specified in Section
12.4.

     "Deposit Liabilities" or "Deposit Liability" shall mean deposit liabilities with respect to accounts, which are being transferred by Seller with the Branches as of the date hereof, as of the close of business on the Closing Date, which are defined as deposits in the Federal Deposit Insurance Act, 12 U.S.C. 1813, including in each case collected and uncollected deposits plus Accrued Interest, except that Deposit Liabilities shall not include the Excluded Deposits.

     "Draft Closing Statement" shall mean a draft closing statement dated as of the close of business of the third business day preceding the Closing Date setting forth an estimate of the Purchase Price (including all adjustments and prorations thereto) and the Deposit Liabilities.

     "Environmental Consultant" shall have the meaning specified in
Section 12.1.

     "Environmental Due Diligence Date" shall mean the thirtieth (30th) day following the execution hereof or, if such day shall not be a business day, the next business day thereafter.

     "Environmental Due Diligence Period" shall mean the period commencing on the date hereof and ending on the Environmental Due
Diligence Date.

     "Environmental Hazard" shall mean the presence of any hazardous substance (as defined in CERCLA or RCRA) or petroleum or petroleum-based products in violation of any Environmental Laws.

     "Environmental Laws" shall mean CERCLA and RCRA and similar state environmental laws.

     "Estimated Payment Amount" shall have the meaning specified in
Section 3.2.

     "Estimated Purchase Price" shall mean the estimate of the Purchase Price set forth on the Draft Closing Statement.

     "Excluded Deposits" shall mean deposit liabilities (i) with respect to sweep accounts relating to any investment services provided by Seller, or
(ii) Excluded IRA/Keogh Deposits, in each case as of the close of business on the Closing Date.

     "Excluded IRA/Keogh Deposits" shall have the meaning specified in Section 2.5.

     "Excluded Personality" shall mean (a) supplies, signs, trade fixtures or equipment specifically identifying or relating to Seller or any of its Affiliates located at the Branches (b) telephone systems located at the Branches, (c) software, source and object code, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof, (d) computers, printers, modems, peripheral equipment, electronic teller station hardware and other hardware related to teller stations and platforms located at the Branches. and (e) any other personal property of Seller located at the Branches identified on Schedule 1.1(g), less any such items consumed or disposed of, pius new similar items acquired or obtained, in the ordinary course of the operation of the Branches through the close of business on the Closing Date.

     "Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption "Federal Funds (Effective)". H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board.

     "Final" as applied to any Governmental order or action, shall mean that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

     "Final Approval Date" shall mean the date upon which the last of the following has occurred (a) all Regulatory Approvals have been obtained;
(b) the publication of all regulatory notices; (c) the filing of all regulatory reports; and (d) the expiration of all regulatory comment and waiting periods.

     "Fleet" shall mean Fleet Financial Group, Inc., a Rhode Island corporation.

     "IRA" shall mean an Individual Retirement Account.

     "Items" shall mean (a) transfer of funds by wire or through the Automated Clearing House, checks, drafts, negotiable orders of withdrawal and items of the like kind which are drawn on or deposited and credited to the Deposit Liabilities, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

     "Landlord Consents" shall have the meaning set forth in Section
5.3(e).

     "Lease Agreement" shall mean a lease entered into pursuant
Sections 2.1(b) or 12.1 upon such specific terms and conditions as contemplated by such Sections and such other terms and conditions as are customary and reasonable in a "triple net" lease of a bank branch facility.

     "Lease Assignment" shall have the meaning set forth in Section
5.3(d).

     "Loan Value" shall mean as of any date the unpaid principal balance of the Loans, plus Accrued Interest thereon.

     "Loans" shall mean:

          (a) all loans (exclusive of any reserve for possible loan losses) that are attributable to the Branches, including all loans made in the ordinary course of business consistent with Seller's credit standards between the date of this Agreement and the Closing (the "Loans"); and

          (b) pending applications to Seller attributable to the Branches and unfunded commitments, including but not limited to Letters of Credit, of Seller attributable to the Branches,

subject to (i) any repayments or prepayments, in whole or in part, advances, credits, debits, charges or other actions affecting the balance of any such loans as of the date hereof from the date hereof through the close of business on the Closing Date, and, in each case, including all documents executed or delivered in connection with any Loan and any and all collateral held as security therefor or in which a security interest, lien or mortgage has been granted, and all rights in relation thereto, together with Accrued Interest thereon, all as of the close of business on the Closing Date, and Seller's loan files and records relating thereto.

     "Marketable Title" shall have the meaning set forth in Section
5.3(a).

     "Material Condition" applicable to Seller or Purchaser shall mean with respect to any Regulatory Approval obtained by either Seller or Purchaser, a condition or requirement, which does not relate to or arise from the Community Reinvestment Act (or any amendment, modification or successor thereto or similar federal or state statute thereto) or compliance therewith or performance of its obligations thereunder, included in such Regulatory Approval that, individually or in the aggregate, would (i) result in a material adverse effect on either Seller or Purchaser, as applicable, or
(ii) reduce the benefits to Seller or Purchaser, as applicable, of the transactions contemplated by the Agreement in so material a manner that it would not have entered into this Agreement had such condition or requirement been known as of the date hereof.

     "Personalty" shall mean all of the personal property of Seller located in the Branches consisting of the trade fixtures, shelving, furniture, equipment, security systems, safe deposit boxes (exclusive of contents), vaults and supplies, less any items consumed or disposed of, plus new items acquired or obtained, in the ordinary course of the operation of the Branches through the close of business on the Closing Date, but excluding the Excluded Personalty.

     "Purchase Price" shall have the meaning specified in Section 3.1.

     "Purchaser" shall have the meaning specified in the Preamble.

     "Purchaser's Account" shall have the meaning specified in Section
3.2.

     "Quitclaim Deed" shall have the meaning set forth in Section
5.3(a).

     "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6921 et seq.

     "Real Property" shall mean the parcels of real property and improvements thereon for the Branches listed on Schedule 1.1(e).

     "Real Property Purchase Price" shall mean, with respect to any parcel or parcels of Real Property relating to a Branch, the purchase price specified on Schedule 1.1(e).

     "Regulatory Approvals" shall have the meaning specified in Section
6.1(c).

     "Residential Mortgage Loan" shall mean a first mortgage residential loan.

     "Safe Deposit Agreements" shall mean the agreements relating to safe deposit boxes located in the Branches.

     "Seller" shall have the meaning specified in the Preamble.

     "Tenant Leases" shall mean leases or subleases between Seller and the tenants, if any, listed on Schedule 8.7.
     "Transferred Employees" shall mean Branch Employees and
Branch Related Employees who accept offers of employment from Purchaser contemplated by Section 11.5(a).

     Section 1.2. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with 'Generally accepted accounting principles" consistently applied as are in effect from time to time in the United States of America.

               ARTICLE II

    PURCHASE AND SALE OF ASSETS AND
ASSIGNMENT AND ASSUMPTION OF LIABILITIES

     Section 2.1. Purchase and Sale of Assets.

          (a) Upon the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in and to the following (collectively, the "Assets"):

               (i) the Real Property;

               (ii) the Personalty;

               (iii) the Loans;

               (iv) the ATMs;

               (v) the Branch Leases, Tenant Leases and Safe
Deposit Agreements-,

               (vi) all rights of Seller under any service or similar contract in effect as of the Closing Date relating to the operations of the Branches to the extent such contracts are assignable;

               (vii) the Cash; and

               (viii) all prepaid expenses identified as an asset on the Draft Closing Statement.

     (b) Notwithstanding anything to the contrary contained in any Section hereof, other than Section 12.1(d)(iii), if Seller shall be unable to deliver Marketable Title to Real Property on which a Branch is located on the Closing Date and Purchaser elects not to acquire such Real Property with such exceptions as render title thereto not to be Marketable Title, Seller and Purchaser shall lease such Real Property pursuant to a Lease Agreement for the current market rental as agreed to by the parties hereto or, if no such agreement is reached within thirty (30) days of the Closing Date, as determined pursuant to an appraisal for such Branch obtained pursuant to
Section 14.4; provided that such Lease Agreement shall provide as follows:

          (i) Seller may sell such Real Property to any person, subject to such Lease Agreement, for any price;


          (ii) Such Lease Agreement shall be for a term of one (1) year, which shall automatically renew for a term of one (1) year at the end of the tenn and each renewal term on the same terms and conditions, except as to rental, which shall be changed to the then current market rental, as agreed to by the parties hereto or, if no such agreement as to such market rental shall have been reached within thirty (30) days of the commencement of the applicable renewal term, as determined pursuant to an appraisal for such Branch obtained pursuant to Section 14.4; provided that such Lease Agreement shall be terminable by Seller, or its successors and assigns thereto, or Purchaser upon such number of days written notice as shall equal the lesser of (A) the minimum number of days permitted to close such Branch under applicable law, or (B) ninety
     (90) days; and

          (iii) In the event it is able to deliver Marketable Title, Seller may by written notice given on or prior to the first anniversary of the Closing Date require Purchaser to purchase such Real Property, whether or not such Lease Agreement has been terminated, for the applicable Real Property Purchase Price, or, thereafter, so long as such Lease Agreement has not been terminated prior to the giving of such notice, for the fair market value as agreed to by the parties hereto or, if no such agreement is reached within thirty (30) days of such notice, as determined by appraisal in the manner described in Section 14.4.

     (c) (i) In the event that Seller desires to sell Real Property pursuant to Subsection 2.1(b)(i), to a bona fide purchaser during the one year period following the Closing Date or proposes to terminate any Lease Agreement under Section 2.1(b)(ii) at any time during the term thereof, it shall provide Purchaser with written notice of such intent to sell ("Notice of Proposed Transfer") or intent to terminate ("Notice of Termination").
During the ten (10) day consecutive period commencing on the date of the Purchaser's receipt of the Notice of Proposed Transfer or the thirty (30) day period after receipt of the Notice of Termination, the Purchaser shall have the first option to purchase the Real Property, before the same may be sold to any other person. The Purchaser must give written notice of its election to purchase during such ten (10) or thirty (30) day period.

          (ii) The purchase price to be paid by the Purchasers for the Real Property shall be equal to the fair market value as indicated by the internal appraisals prepared by Seller and previously provided to Purchaser, in the case of a proposed sale, or the fair market value as agreed to by the parties hereto in the case of a proposed termination, or if no such agreement is reached within thirty (30) days of such notice, as determined by appraisal in the manner described in Section 14.4.

     Section 2.2. Assumed Liabilities: No Other Liabilities Assumed.

          (a) Upon the Closing Date, Purchaser agrees to assume, pay, perform and discharge, and to indemnify and hold harmless Seller against all of the following liabilities and obligations of Seller arising from and after the close of business on the Closing Date (collectively, the "Assumed Liabilities"):

          (i) the Deposit Liabilities;

          (ii) the Branch Leases and Tenant Leases;

          (iii) the Safe Deposit Agreements;

          (iv) the Loans;

          (v) the IRA and Keogh Plan accounts included in the Deposit Liabilities, as contemplated by Section 2.5;

          (vi) the Assumed Severance Obligations;

          (vii) all obligations due under any service or similar contract, in effect at the Closing, relating to the operations of the Branches, to the extent such contracts are included in Section 2.1(a)(vi).

          (b) Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, other than the Assumed Liabilities. Notwithstanding anything to the contrary contained herein, Purchaser shall not assume, and Seller shall remain obligated to pay, perform and discharge and shall indemnify and hold harmless Purchaser against, any liabilities and obligations of Seller arising prior to the close of business on the Closing Date.

     Section 2.3. Liabilities Honored. It is Seller's intent that all Deposit Liability transactions will be referred to Purchaser; provided however that, if, on or after the Closing Date, Seller shall, inadvertently and in good faith honor and pay any Deposit Liabilities which are presented to Seller for due payment, Purchaser shall make a diligent effort to charge the applicable Deposit Liability account to which the payment relates and, to the extent funds are available in such Deposit Liability account, Purchaser shall promptly disburse said moneys to Seller. In the event sufficient funds are not available to cover such payment, Purchaser shall make diligent effort to collect any shortfall of funds from the applicable account holder.

     Section 2.4. Actions With Respect to IRA and Keogh Plan Deposit
Liabilities.

          (a) Seller shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA Deposit Liability and Keogh Plan Deposit Liability of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA or Keogh Plan, and Purchaser agrees to accept each such trusteeship or custodianship and assume all fiduciary obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor or Keogh Plan named fiduciary of each such IRA or Keogh
     Plan such notice of the foregoing as is required by the documentation governing each such IRA or Keogh Plan or applicable law. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or applicable law, (X)
     Seller is not permitted to name Purchaser as successor trustee or custodian or the IRA grantor or Keogh Plan named fiduciary objects in writing to such assignment, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or
     (Y) such IRA or Keogh Plan includes assets, which are not deposit liabilities of Seller and are not being transferred to Purchaser, and the assumption of the deposit liabilities of Seller included in such IRA or Keogh Plan would result in a loss of qualification of such IRA or Keogh Plan under the Internal Revenue Code or applicable Internal Revenue Service regulations, all deposits liabilities of Seller held under such IRA or Keogh Plan shall be excluded from the Deposit Liabilities (such excluded deposits liabilities being herein called the "Excluded IRA/Keogh Deposits").

          (b) The Deposit Liabilities include certain IRAs of account owners who have attained the age of 70.5 years with respect to each of which the account owner is required under applicable law to take a minimum distribution by December 31st of each year after the account owner attains the age of 70.5 years. Effective as of the close of business on the Closing Date, Purchaser hereby assumes the obligation to make such minimum distributions and agrees to pay each such minimum distribution required to be paid under applicable law with respect to such IRAs by December
     31st of the calendar year in which the Closing occurs and, in consideration thereof on the Closing Date, Seller shall transfer to Purchaser an amount equal to such minimum distributions required to be paid with respect to such IRAs by such December 31`st by Purchaser as Deposit Liabilities.

     Section 2.5. Transitional Matters.

     (a)  Payment of Assumed Deposit Liabilities.  After the
Closing Date, Purchaser shall: (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and other withdrawal orders presented to Purchaser by Deposit Liability account customers, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Seller or by Purchaser; (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the Deposit Liability account customers; provided, however, that Purchaser's obligations pursuant to this paragraph to honor checks, negotiable orders of withdrawal drafts, and other withdrawal orders on forms provided by Seller and carrying its imprint (including its name and transit routing number) shall not apply to any such check, negotiable order of withdrawal draft, or other withdrawal order presented to Purchaser more than one hundred and twenty
(120) days following the Closing Date.

     (b)  Customer Demand for Termination of Assumed Deposit
Liabilities. Purchaser hereby acknowledges that if, after the Closing Date, any Deposit Liability account customers, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including accrued interest thereon) assumed hereunder, shall demand payment from Seller for all or any part of any such Deposit Liabilities (including accrued interest thereon), Seller shall not be liable or responsible for making such payment. If any such depositors draw a check, draft, or withdrawal order against the Deposit Liabilities which is presented or delivered to Seller not later than ninety (90) days after the Closing Date, Seller shall use its reasonable efforts to batch all such checks, drafts, or withdrawal orders and to deliver the same to Purchaser at Purchaser's cost. Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, or withdrawal orders shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement. In the event Seller, in its sole discretion, should pay any such check, draft, or withdrawal order, Purchaser shall immed-iately upon demand by Seller, reimburse Seller for such payment or charge. Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, or withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser, except that Seller shall be chargeable with the warranties and representations implied by law with respect to any such check, draft, or withdrawal order which may be paid by Seller over the counter.

     (c) Delivery of Purchaser's Check Forms. Purchaser shall, on or before the Closing Date, at its sole cost and expense, notify all such customers by letter, in a form reasonably acceptable to Seller, of Purchaser's assumption of the Deposit Liabilities (which shall include a notification to those Deposit Liability account customers whose accounts are then covered by any type of overdraft protection offered by Seller, that from and after the Closing Date all such overdraft protection from Seller shall terminate) and furnish each Deposit Liability account customer with checks using the forms of Purchaser and with instructions to the customer to utilize such checks on Purchaser's forms on and after the Closing Date and thereafter to destroy any unused checks on Seller's forms; such notice and such delivery of checks by Purchaser shall be by first class U.S. mail.

     (d) Uncollected Checks Returned to Seller. Purchaser shall promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal drafts, or any other withdrawal orders (net of the applicable Deposit Premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument) credited as of the Closing Date to any Deposit Liability accounts which are returned uncollected to Seller after the Closing Date and which shall include an amount equivalent to holds placed upon such Deposit Liability accounts for items cashed by Seller (net of the applicable Deposit Premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument), as of the Closing Date which items are subsequently dishonored; provided, however, that if Seller shall have failed to make or properly reflect in the information provided to Purchaser any provisional credit or hold on any such Deposit Liability accounts in respect of uncollected funds represented by any such item, Purchaser's obligations under this subsection (d) in respect of such item shall be limited to the amount of collected funds in such Deposit Liability accounts.

     (e) Default on Loan Payments to Seller. If the balance due on any Loan which constitutes an Asset has been reduced by Seller as a result of a payment by check or draft received prior to the Closing Date, which item is returned to Seller after the Closing Date, the asset value represented by such Loan shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Purchaser to Seller.

     (f) Notices to Obligors on Loans. Subject to the provisions of Sections 12.4 and 15.2 herein, Purchaser shall, prior to the Closing Date, prepare and transmit, at Purchaser's sole cost and expense, to each obligor on each Loan which constitutes an Asset, a notice to the effect that the Loan has been transferred and directing that payments be made to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser's name as payee on any checks or other instruments used to make such payments, and, with respect to all such Loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and address of Purchaser as the person to whom and place at which payments are to be made. To the extent Seller shall be solely obligated with respect thereto and Purchaser's notice pursuant to the prior sentence shall be legally insufficient, Seller agrees to provide all Loan customers with all required notices of the assignment or transfer of the Loans.

     (g) Data Processing. All tasks and obligations concerning the provision of data processing services to or for the Branches after the Closing Date, other than those specifically set forth in, and to the extent assumed by Seller pursuant to Section 2.5(m) hereof shall be performed solely and exclusively by, the Purchaser. Purchaser acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure, or inability on its part to perform such tasks or to comply with such obligations, except as and to the extent attributable to any delay, failure, or inability on the part of Seller in performing those tasks or complying with those obligations specifically set forth in, and to the extent assumed by Seller pursuant to Section 2.5(m) hereof shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement.

     (h)  New Telephone Numbers.  Purchaser shall, at least ten
(10) days prior to the Closing Date, obtain new telephone numbers for the Branches in Purchaser's name.

     (i)  New ATM/Debit Cards.  Purchaser shall, prior to the
Closing, furnish ATM/Debit cards to Deposit Liability account customers to replace Seller's ATM/Debit cards. Purchaser shall notify affected customers to destroy the old ATM/Debit cards and shall notify customers of standard withdrawal limits for the weekend immediately following the Closing Date.

     (j) Security for Public Deposits. If public deposits constitute any of the Deposit Liabilities, Purchaser shall, not later than midnight on the Business Day immediately following the Closing Date, supply suitable government-backed securities as security for any deposits of Governmental units included among the Deposit Liabilities for which Seller had provided similar security.

     (k)  Branch Closings.  If Purchaser intends to close any
Branches after the Closing Date, Purchaser shall be entirely and solely responsible for the delivery of any required notices to any regulatory agencies or customers. Purchaser shall not be permitted to deliver or otherwise provide any notices to any regulatory agencies or customers regarding the proposed closing of any Branch prior to the receipt of all Regulatory Approvals. Notwithstanding this paragraph (k), the Closing will occur as set forth in Article V of the Agreement.

     (l) Notices to Customers. Not more than thirty-five (35) days prior to the anticipated Closing Date, and subject to Seller's approval, and at its sole cost a nd expense, Purchaser will notify Deposit Liability account customers by letter in a form reasonably acceptable to Seller of the pending transaction utilizing Seller's files to create the mailing.

     (m)  Seller's Responsibility Regarding Data Processing.
Within four (4) weeks following the date of this Agreement, Seller shall provide Purchaser with applicable product functions maintained at the Branches and to be transferred to Purchaser hereunder (such Loan and Deposit Liability accounts and safety deposit business, if applicable, hereinafter called the "Accounts") and specifications relating to the data processing support required for the Accounts. No later than six (6) weeks after the date of this Agreement, Seller shall provide to Purchaser file formats relating to the Accounts. No later than eight (8) weeks after the date of this Agreement, Seller shall provide to Purchaser test tapes relating to the Accounts formatted as defined by the file formats previously delivered. The data files defined by the file formats shall be extracts of current master files as they exist on the Seller's system. The number of files to be produced by Seller shall be two (2) versions of test file tapes (frequency not to be less than two (2) week intervals) and one (1) version of the production/divestiture file tapes.

     As early as practicable after the Closing Date, Seller shall produce the production/ divestiture file tapes and a trial balance of records of account containing the pertinent data and descriptive information relating to the Accounts and provide such data and information to Purchaser provided, however, that such data and information shall not include either detailed transaction history or overdraft protection information. Except as otherwise provided above, Seller shall bear all normal and reasonable costs and expenses relating to the performance of its obligations pursuant to this paragraph. Seller shall have no responsibility for the difference, if any, between its methods of accrual of interest or other amounts payable with respect to Accounts and Purchaser's methods of accrual of interest and other amounts payable with respect to deposit, loan, and safety deposit accounts and business.

     (n) Installation of Equipment by Purchaser. At least twenty-five (25) days prior to the Closing Date, Seller shall cooperate with and permit Purchaser, at Purchaser's option and sole cost and expense, to make provision for the installation of teller equipment in the Branches; provided, however, that Purchaser shall arrange for the installation of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of the Branches.

     (o) Statements to Customers. At Seller's sole cost and expense, Seller shall issue, as of the Closing Date, standard account statements for each statement savings, NOW, and checking account included in the Deposit Liabilities. Seller may at its option elect to mail such account statements on its next regularly scheduled mail date. Passbook transaction information that has not been posted to a passbook as of the Closing Date will be passed by Seller to Purchaser via paper report listings or magnetic tape. Purchaser shall be responsible for posting on passbooks the transactions reflected on such paper report listings or magnetic tape for passbook accounts.

     (p)  Payment of Accrued Interest.  Seller will credit the
Deposit Liability accounts with interest earned on such Deposit Liability accounts through the Closing Date. Seller will include in its calculations on the final closing statement interest earned on the Deposit Liability accounts through the Closing Date and such amount shall be included in the calculation of the Adjusted Payment Amount (as hereinafter defined).

     (q) Deactivation of ATMs and ATM/Debit Cards. Seller will deactivate all ATM/Debit cards issued with respect to all Deposit Liability accounts and will electronically block access of those cards to the Deposit Liability accounts, and will deactivate the ATMs not later than 3:00 p.m. on the Closing Date. Point of sale transactions will be settled between Purchaser and Seller for a period of forty-five (45) days after the Closing Date.

     (r) Cooperation in Transaction. Purchaser and Seller shall use their best efforts to cooperate with each other in assuring an orderly transition of ownership of the Assets and responsibility for the Deposit Liabilities for a period of sixty (60) days following the Closing Date, or such longer period as may be specified in this Agreement with respect to specific actions.

     (s)  Automated Clearing House System.  After the Closing
Date, Purchaser will make every reasonable effort to notify all originators of Automated Clearing House ("ACH") entries affecting Deposit Liability accounts or Loans which constitute Assets of the terms and effect of the transaction. For a period not to exceed ninety (90) days after the Closing Date, on each business day, Seller will deliver to Purchaser each previous business day's transactions via an ACH format tape or paper listing of all ACH entries received by Seller for debit or credit to such a Loan or Deposit Liability accounts, accompanied by either a check, or deposit advice to a settlement account with the Seller, for the amount by which such credits exceed debits or an invoice, or charge advice to a settlement account with the Seller, for the amount by which such debits exceed credits, which invoice shall be paid by Purchaser on the same Business Day if received before 12:00 noon local time or on the next Business Day if received after 12:00 noon local time.

     (t) Loss Due to Late Posting. In the event of loss due to the late posting and late return to the bank of first deposit (as defined in Regulation CC) on closed Deposit Liability accounts, Purchaser and Seller agree to share any such loss equally between them, provided that, Purchaser and Seller processed said items with due care.

     (u) Deposit Liability Accounts Overdrafts. Deposit Liability account overdrafts approved with respect to ledger dates on or after the Closing Date will be the responsibility and risk of Purchaser. Deposit Liability account overdrafts approved with respect to ledger dates more than five (5) days prior to the Closing Date, inclusive, will initially be the responsibility and risk of Purchaser; provided, however, that Purchaser shall have the right to retransfer any such overdrafts (other than overdrafts of customers who are specifically identified in writing by Purchaser to Seller not less than five (5) days prior to the Closing Date) back to Seller for its responsibility and risk within five (5) days following the Closing Date, and Seller will repurchase all rights in respect of such overdrafts from Purchaser for the amount of the overdrafts outstanding at the time they retransferred back to Seller (net of any Deposit Premium paid by Purchaser to Seller attributable to such overdrafts), and provided further, that Purchaser has closed all Deposit Liability accounts on which such overdrafts exist not later than the date of their retransfer and has notified such Deposit Liability customer if required by law.

     (v) Signage. During the seven (7) day period immediately preceding the Closing Date, Seller shall cooperate with any reasonable request of Purchaser directed to accomplishing the installation of signage of Purchaser's choosing at the Branches prior to the Closing Date; provided, however, that all such installations shall be at the sole cost and expense of Purchaser, that such installation shall be performed in such a manner that does not significantly interfere with the normal business activities and operations of the Branches and that all such installed signage shall be covered in such a way as to be unreadable at all times prior to the Closing Date. Immediately following the Closing Date, Seller shall, at its sole cost and expense, commence activities directed to accomplishing the removal of all of Seller's existing signage at the Branches and will diligently pursue such activities in good faith so that such removal may be effected as promptly as practicable following the Closing.

     (w) Interest Reporting and Withholding. Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposit Liability accounts transferred on the Closing Date, with respect to all periods through to the Closing Date, all interest credit to, withheld from and any early withdrawal penalties imposed upon the Deposit Liability accounts and Purchaser will report to the applicable taxing authorities and holders of Deposit Liability accounts, with respect to all periods commencing after the Closing Date all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposit
Liability accounts. Seller will continue backup withholding and remittance through the Closing Date. Any amounts required by any governmental agencies to be withheld from any of the Deposit Liability accounts through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.
Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

     Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered for all periods through the Closing Date with respect to the Deposit Liability accounts, and Purchaser shall be responsible for delivery to payees all such notices required to be delivered for all periods following the Closing Date with respect to the Deposit Liability accounts. Purchaser and Seller shall, prior to the Closing Date, consult (and Seller shall take such actions as are necessary) to permit Purchaser timely to deliver notices required to be delivered after the Closing Date.

     Unless otherwise agreed by the parties, Seller will make all required reports to applicable tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods through the Closing Date, concerning all interest and points received by the Seller. Purchaser will make all required reports to applicable tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods beginning the date after the Closing Date, concerning all such interest and points received. Seller shall bear the responsibility and liability for and pay all penalties associated with missing taxpayer identification numbers and U.S. Treasury reclamations, and any failures to comply with IRS regulations that occurred prior to the Closing Date.

     (x) Settlement Procedures. Seller shall establish such other settlement procedures for the forwarding to Purchaser of Items for the Deposit Liabilities and Loans assumed and purchased by Purchaser that come into Seller's possession on or after the Closing Date. To the extent that Seller bears any of the cost for couriers to deliver Items outside of the state (or states) in which the Branches are located. Purchaser will reimburse Seller for such cost. Seller agrees to maintain such settlement procedures for at least thirty (30) days following the Closing Date. Any government checks shall continue to be processed under the settlement procedures for a period of three (3) months from the Closing Date.

              ARTICLE III

        PURCHASE PRICE; PAYMENT;
     SETTLEMENT; AND TAX ALLOCATION

     Section 3.1. Purchase Price. The "Purchase Price" for the Assets shall be an amount computed as follows:

          (a) an amount equal to 8.5% of the average aggregate daily balance (including Accrued Interest) of Deposit Liabilities for the period commencing thirty (30) days prior to the third business day prior to the Closing Date and ending on such third business day prior to the Closing Date; PLUS

          (b) the aggregate Real Property Purchase Prices for all of the Real Property; PLUS

          (c) the net book value of the Personalty as reflected on the books of Seller, as of the close of business on the Closing Date; PLUS

          (d) the Loan Value of the Loans as of the close of business on the Closing Date; PLUS

          (e) the net book value of the ATMs as reflected on the books of Seller, list of such ATMs is provided at Schedule 3. 1; PLUS

          (f) the aggregate amount of the cash; PLUS

          (g) the aggregate amount of the prepaid expenses.

     Section 3.2. Payment at Claim. On the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available Federal Funds to such account as Purchaser shall advise Seller at the Closing ("Purchaser's Account") the amount by which the aggregate balance (including Accrued Interest) of the Deposit Liabilities as of the close of business on the third business day preceding the Closing Date exceeds the Estimated Purchase
Price (the "Estimated Payment Amount").

     Section 3.3. Adjustment of Estimated Payment Amount.

          (a) On or before 12:00 noon on the tenth business day following the Closing Date, Seller shall deliver to Purchaser a statement setting forth the amount of the items of proration, as provided in Section 3.5, Deposit Liabilities and cash and cash equivalents held in the Branches and the Purchase Price as determined in accordance with the provisions of this Agreement as of the close of business on the Closing Date and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify such determination. Such statement shall also set forth the amount (the "Adjusted Payment Amount") by which the amount of such Deposit Liabilities, exceeded the aggregate of the Purchase Price and such cash and cash equivalents calculated as of the close of business on the Closing Date.

          (b) On or before 12:00 noon on the fifteenth business day after the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available Federal Funds to Purchaser's Account an amount equal to the excess of the Adjusted Payment Amount over the Estimated Payment Amount, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment
     Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to the Seller by wire transfer of immediately available Federal Funds to such account as Seller shall advise Purchaser an amount equal to such excess, plus interest from the Closing Date to but excluding the payment date.

     Section 3.4. Tax Allocation of Purchase Price.

     (a) Purchaser and Seller agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated to the Assets in accordance with Schedule 3.4 attached hereto.

     (b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended) in accordance with the allocation specified in Schedule 3.4. In the event any party hereto receives notice of an audit in respect of the allocation of the Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

     (c) If any federal, state or local tax return report or filing by Purchaser or Seller relating to the transactions contemplated hereby is challenged by the taxing authority with which such return, report or filing was filed on the basis of the allocation set forth in Schedule 3.4, as finally adjusted, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a "30 Day Letter", or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party.

     (d) If either party (including permitted successors and assigns thereof) to this Agreement defaults under this Section 3.4, it shall pay as damages to the other party, so long as such other party is not in default under this Section 3.4, an amount which, after reduction for all taxes which would be incurred (calculated at the highest marginal rate applicable in the relevant jurisdictions) as a result of receiving said amount, is equal to the result (but not less than zero) of subtracting the amount in (ii) below from the amount in (i) below:

          (i) The total amount of income or gains taxes (including interest and penalties calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the nondefaulting party with respect to the transactions contemplated hereby; and

          (ii) The total amount of income or gains taxes which would have been incurred (including interest and penalties calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the nondefaulting party with respect to the transactions contemplated hereby, if such taxing jurisdictions had accepted the allocations specified in Schedule 3.4.

     Section 3.5. Proration; Other Closing Date Adjustments.

     (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until the close of business on the Closing Date, and that Purchaser shall operate the Branches, hold the Loans and assume the Deposit
Liabilities and any other liabilities of Seller assumed by Purchaser pursuant hereto for its own account from and after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense, shall be prorated as of the close of business on the Closing Date, and settled between Seller, and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled pursuant to Section 3.3 as an adjustment to the Purchase Price unless other-wise agreed by the parties hereto.

     (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation, (i) amounts prepaid and unused for safe deposit rentals; (ii) rental payments under Tenant Leases; (iii) sales and use taxes (other than such sales and use taxes that arise as a result of the transactions contemplated by this Agreement); (iv) cash and cash equivalents on hand at the Branches; (v) foreign currency on hand at the Branches, and
(vi) other prepaid items, as of the close of business on the Closing Date.

               ARTICLE IV

                 TAXES

     Section 4.1. Sales and Use Taxes. Except as otherwise provided in this Agreement, any sales, use or similar taxes which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby shall be paid by Purchaser on the Closing Date.
Purchaser shall indemnify and hold harmless Seller from and against any such taxes including those arising upon subsequent audit by any taxing authority, including interest and penalties. Purchaser and Seller will cooperate in the preparation of any filings or returns. Notwithstanding the above, Purchaser shall not be liable for any sales or use tax or similar tax deficiencies, including interest and penalties, incurred in connection with transactions of Seller prior to the Closing Date.

               ARTICLE V

                CLOSING

     Section 5.1. Closing Date.

          (a) The "Closing Date" shall be a Friday, which is a business day, not later than seven (7) days after the Final Approval Date.

          (b) It is anticipated that the Closing Date shall coincide with the conversion of Seller's account information as to the Deposit Liabilities and the Loans onto Purchaser's data processing system. The parties shall work diligently to be able to complete conversion on the anticipated Closing Date. However, notwithstanding the foregoing, in the event of an extraordinary data processing occurrence on or prior to the Closing Date which prevents conversion, then at Seller's option (i) the Closing Date may be postponed, or (ii) the Closing shall take place and Seller shall assist Purchaser in servicing the Deposit Liabilities and the Loans upon such terms and for such fees as are customarily charged in such arrangements including any out-of-pocket costs incurred by seller or its Affiliates as a result of it providing such service.

     Section 5.2. Place of Closing. The "Closing" shall take place at 10:00 a.m. on the Closing Date but shall be effective as of the close of business on the Closing Date in the offices of Edwards & Angell, 101 Federal Street, Boston, Massachusetts 02110.

     Section 5.3. Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

          (a) Quitclaim deeds for the Real Property in the form of
     Schedule 5.3(a) attached hereto, pursuant to which the Real
     Property shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults (the "Quitclaim Deeds"); provided that, with respect to each parcel of Real Property, Seller shall only be required to convey to Purchaser good and marketable fee simple title to the Real Property, which is in a condition that permits a reputable title insurance company of national standing and typically accepted by reputable commercial lenders to issue an owner's title insurance policy in at least the amount of the Real Property Purchase Price applicable thereto, subject only to such exceptions as would not render title unmarketable and other customary exceptions to title not affecting insurability of title ("Marketable Title");

          (b) A bill of sale for the Personalty in the form of
     Schedule 5.3(b) attached hereto, pursuant to which the Personalty shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults;

          (c) An assignment and assumption agreement with respect to the Assumed Liabilities in the form of Schedule 5.3(c) attached hereto (the "Assignment and Assumption Agreement");

          (d) Lease assignment and assumption agreements with respect to each of the Branch Leases in the form of Schedule 5.3(d) attached hereto (the "Lease Assignments");

          (e) Subject to the provisions of Section 10.3, such consents of landlords under the Branch Leases, as shall be required pursuant to the terms of such Branch Leases, to the assignment of the Branch Leases to Purchaser in the form of Schedule 5.3(e) attached hereto (the "Landlord Consents");

          (f) An Officer's Certificate in the form of Schedule 5.3(f) attached hereto;

          (g) An opinion of Edwards & Angell, counsel to Seller, dated the Closing Date in form and substance reasonably satisfactory to Purchaser to the effect that: (i) Seller is a state bank, duly organized, validly existing and in good standing under the laws of the state of New York, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement has been duly and validly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies;

          (h) The Draft Closing Statement;

          (i) Seller's resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Plan account included in the Deposit Liabilities and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.5; and

          (j) Such other documents necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request.

     Section 5.4. Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

          (a) The Assignment and Assumption Agreement;

          (b) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Plan accounts included in the Deposit Liabilities and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.5;

          (c) The Lease Assignments and, as contemplated by
     Section 11.2, such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in the form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

          (d) An Officer's Certificate in the form of Schedule 5.4(d) attached hereto;

          (e) An opinion of Purchaser's counsel, dated the Closing
     Date, in the form and substance reasonably satisfactory to Seller, to the effect that (i) Purchaser is a national bank, duly organized, validly existing and in good standing under the laws of the United States, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement has been duly and validly authorized, executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies;

          (f) The Draft Closing Statement; and

          (g) Such other documents necessary to effect the transactions contemplated hereby as Seller shall reasonably request.

               ARTICLE VI

  CONDITIONS TO OBLIGATIONS OF SELLER

     Section 6.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Seller, except as to the condition described in (c)), as of the Closing, of each of the following conditions:

          (a) All of the covenants required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects;

          (b) The representations and warranties made by Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof or thereof or in connection with the transactions contemplated hereby or thereby shall be correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date;

          (c) Approvals in writing of all relevant regulatory agencies shall have been obtained by Purchaser, and approvals in writing of all relevant regulatory agencies, where applicable, shall have been obtained by Seller, and all necessary conditions, including any additional governmental approvals, permissions or consents, if any, including the giving of all legally required notices and the expiration of all legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (all of such approvals, conditions, permissions, licenses and consents being herein collectively called the "Regulatory Approvals"'), and such Regulatory Approvals shall include no Material Condition applicable to Seller,

          (d) Seller shall have received the items to be delivered by Purchaser pursuant to Section 5.4; and

              ARTICLE VII

 CONDITIONS TO OBLIGATIONS OF PURCHASER

     Section 7.1. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in (c)) as of the Closing, of each of the following conditions:

          (a) All of the covenants required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects;

          (b) All of the representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof or thereof or in connection with the transactions contemplated hereby or thereby shall be correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date;

          (c) The Regulatory Approvals, which shall include no Material Condition applicable to Purchaser, shall have been obtained;

          (d) The Estimated Payment Amount shall have been paid by Seller to Purchaser, as contemplated by Section 3.2; and

          (e) Purchaser shall have received the items to be delivered by Seller pursuant to Section 5.3.

              ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     Section 8.1. Organization. Seller is a bank duly organized, validly existing and in good standing under the laws of the state of New York.

     Section 8.2. Authority. Seller has the power and authority to enter into and perform this Agreement. This Agreement and the execution, delivery and performance hereof have been duly authorized and approved by the Board of Directors of Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by federal and state regulators of Seller or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

     Section 8.3. Non-Contravention. The execution and delivery of this Agreement by Seller do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, Governmental permit or license, agreement, indenture, or instrument of Seller or to which Seller is subject, which breach, violation, or default would have a material and adverse effect on Seller or the business or properties of the Branches; or (b) a breach or violation of or a default under the charter or Bylaws of Seller or any material contract or other instrument to which Seller is a party or by which Seller is bound.

     Section 8.4. Compliance with Law. The business and operations of the Branches have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities (other than Environmental Laws or the ADA), the penalty or liability for the violation of which, if imposed or asserted, could have a material adverse effect on the business, operations, revenues, financial condition, property or business properties of the Branches.

     Section 8.5. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative (including local zoning, condemnation, eminent domain or similar proceedings), pending or, to Seller's best knowledge, threatened against or affecting Seller which could have a material adverse effect on the Branches, Assets, Loans, Deposit Liabilities, or consummation of the transactions contemplated hereby.

     Section 8.6. Personalty. Seller has good and marketable title to the Personalty, free and clear of all liens and encumbrances.

     Section 8.7. Tenants; Branch Leases

          (a) Except for the tenants listed on Schedule 8.7 attached hereto, there are no tenants or other occupants of the Real Property.

          (b) Except as set forth in Schedule 8.7, each of the Branch Leases is in full force and effect, and Seller is not in default under any of its obligations thereunder.

     Section 8.8. Loans

          (a) Each of the Loans is based upon a valid, binding and enforceable note to which Seller has good and marketable title, free and clear of all liens and encumbrances; and

          (b) The collateral for each of the Loans that is secured is
     (i) the collateral described in the applicable security agreement, mortgage, pledge, collateral assignment or other security document, and (h) is subject to a valid, enforceable and perfected lien.

     Section 8.9. Limitations on Representations and Warranties.
Notwithstanding anything to the contrary contained herein:

          (a) Seller makes no warranties as to the physical condition of the Branches or Personalty, all of which are being sold "AS IS", "WHERE IS" and with all faults at the Closing Date.

          (b) Seller makes no representations or warranties to Purchaser as to whether, or the length of time during which, any accounts relating to Depository Liabilities will be maintained by the depositors at the Branches after the Closing Date.

               ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     Section 9.1. Organization. Purchaser is a national bank duly organized, validly existing and in good standing under the laws of the state of United States.

     Section 9.2. Authority. Purchaser has the corporate power and authority to enter into and perform this Agreement. This Agreement and the execution, delivery and performance hereof have been duly authorized and approved by the Board of Directors of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

     Section 9.3. Non-Contravention. The execution and delivery of this Agreement by Purchaser do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, Governmental permit or license agreement, indenture or instrument of Purchaser or to which it is subject, which breach, violation or default would have a material and adverse effect on Purchaser, or (b) a breach or violation of or a default under the charter or Bylaws of Purchaser or any material contract or other instrument to which it is a party or by which it is bound.

     Section 9.4. Legal Proceedings.

     There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to Purchaser's best knowledge, threatened against or affecting Purchaser which could have a material adverse effect on the consummation of the transactions contemplated hereby.

     Section 9.5. Regulatory Matters.  To Purchaser's best knowledge:

          (a) As of the date hereof, without giving effect to the transactions contemplated hereby, and following the consummation of the transactions contemplated hereby, on a pro forma basis Purchaser will (i) remain "adequately capitalized", as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (12 U.S.C. 1831o), and (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it will, condition any of the Regulatory Approvals upon an increase in Purchaser's capital or compliance with any capital requirement, standard or ratio.

          (b) Purchaser will not be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

          (c) Each of the subsidiaries or Affiliates of Purchaser, which is an insured depository institution, was rated "Satisfactory" or "Outstanding" following its most recent Community
     Reinvestment Act examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

     Section 9.6. Financing Available. Purchaser has available sufficient cash or other liquid assets or Financing, pursuant to binding agreements or commitments which may be used to fund the Purchase Price and its ability to pay the Purchase Price hereunder is not contingent on raising any equity capital, obtaining specific financing therefor, consent of any lender or any other matter.

               ARTICLE X

          COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser as follows:

     Section 10.1 Regulatory Approvals. Seller shall use its reasonable efforts to assist Purchaser in obtaining the Regulatory Approvals. Seller shall provide Purchaser or the appropriate regulatory authorities all information reasonable required to be submitted by Seller in connection with the Regulatory Approvals.

     Section 10.2. Conduct of the Business. From the date hereof through the Closing Date, Seller shall (a) conduct its business of banking in the usual, regular and ordinary course consistent with past practice, (b) use reasonable efforts to maintain and preserve intact its relationships with its Branch Employees and advantageous business relationships, including relationships with the Branch Customers, and (c) take no action which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement. Without limiting the effect of the foregoing sentence, Seller shall not transfer any of the Branch Employees to any of its facilities other than the Branches from the date hereof through the Closing Date, except upon the request of a Branch Employee, which has not been solicited, induced or otherwise sought by Seller.

     Section 10.3. Corporate and Other Consents.

          (a) Seller shall use its reasonable efforts to secure all necessary corporate and other nonregulatory consents (except those involving Purchaser) and shall provide certified copies to Purchaser upon Purchaser's request.

          (b) Seller shall promptly comply with all applicable laws, regulations, and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

          (c) (i) Seller shall use its reasonable efforts (which shall not require Seller to pay any money or other consideration to any person or to initiate any claim or proceeding against any person) to cause every landlord under a Branch Lease, the consent of which is required under the terms of such Branch Lease to the assignment of such Branch Lease to Purchaser, to execute in favor of Purchaser a Landlord Consent.

     (ii) Notwithstanding anything to the contrary contained in this Agreement, Seller's failure to obtain a Landlord Consent from a landlord under a Branch Lease after using such reasonable efforts to obtain the same shall not entitle Purchaser to terminate this Agreement and Purchaser shall remain obligated to perform all of its obligations hereunder with respect to the applicable Branch, including without limitation the assumption of the Deposit Liabilities relating thereto and the payment of the full Purchase Price without any reduction or adjustment, but excluding only its obligation to assume such Branch Lease.

     (iii) If Seller shall be unable to deliver a Landlord Consent with respect to a Branch Lease, Seller shall (A) deliver to Purchaser at the Closing a certificate from Seller, as tenant under the applicable Branch Lease in the form of Schedule 10.3 attached hereto (B) make available to Seller the space necessary for the operations of the applicable Branch for a cost equal to the rent and other amounts payable under such Branch Lease, and (C) indemnify and hold harmless Purchaser against any cost and expense (including reasonable attorneys' fees) relating to any claim, proceeding or action commenced by the applicable landlord, but in no event shall Purchaser be indemnified for its actual or consequential damages or nonlitigation costs or expenses relating to or arising from its eviction from such space or relocation of such Branch.

     Section 10.4. Noncompetition. For a period of eighteen (18) months following the Closing Date, neither Seller nor any of its Affiliates will (i) acquire or establish any new branch or ATM in the Territory (as hereinafter defined) (ii) directly solicit any Branch Customers for insured deposit products or small business and consumer loans or (iii) permit any others to obtain or use any listing of Branch Customers, for purposes of such solicitation. Notwithstanding the foregoing sentence Seller, Fleet and their respective Affiliates shall be permitted to (a) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily directed to or targeted at such Branch Customers, including without limitation such campaigns, programs or efforts in connection with lending, deposit, safe deposit, trust or other financial services relationships with such Branch Customers, (b) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the Closing Date with such Branch Customers, which are not acquired or assured by Purchaser pursuant hereto, through other branch offices of Seller, (c) respond to unsolicited inquiries by such Branch Customers with respect to banking or other financial services and (d) provide notices or communications relating to tile transactions contemplated hereby in accordance with the provisions hereof.
This Section 10.4 shall not be binding on any successor to the business of Seller, Fleet or their respective Affiliates through merger, consolidation, conversion or the sale of substantially all the assets of Seller, Fleet or any of their respective Affiliates, which successor has already established the business which is in competition with Purchaser or the Seller, nor shall this noncompetition provision be deemed to prohibit the purchase and continuation of the business by Seller, Fleet or any of their respective Affiliates of another entity, which entity is already in competition with Purchaser or Seller, Fleet or their respective Affiliates. For purposes of this
Section 10.4, "Territory" shall mean Clinton, Essex and Franklin counties and the towns of Warrensburg and Lake Lucerne, New York.

     Section 10.5. Deposit Rates. Seller shall not initiate any deposit rate promotions that result in a material increase in the amount of jumbo certificates of deposits at the Branches from the date hereof to the Closing Date.

     Section 10.6. Loans. (a) If the aggregate amount of commercial loans decreases by more than ten (10) percent from the date hereof to the Closing Date, Seller shall make available to Purchaser additional residential mortgage loans from the pool of loans previously provided to Purchaser, including, but not limited to those loans attached as Schedule 10.6 so that Purchaser at its option may select such residential mortgage loans so that the aggregate amount of commercial loans and residential mortgage loans is equal or greater than 90% of the aggregate commercial loans as of the date hereof.

     (b) Purchaser may purchase up to $10 million of residential mortgage loans from the pool of loans attached as Schedule 10.6.

               ARTICLE XI

         COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Seller as follows:

     Section 11.1. Regulatory Approvals and Standards.


          (a) Purchaser will use its best efforts to obtain as expeditiously as possible the Regulatory Approvals and will use its best efforts to prepare and file within fifteen (15) days after the execution of this Agreement all necessary applications of Purchaser for Regulatory Approvals. As of the Closing Date, Purchaser will satisfy each and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with Regulatory Approvals. Purchaser shall pay any fees charged by any regulatory authorities to which it must apply for any of the Regulatory Approvals. Purchaser shall take no action which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement.

          (b) From the date hereof through the Closing Date, Purchaser shall (i) remain "adequately capitalized", as defined in the Federal Deposit Insurance Corporation Improvement Act of
     1991, as amended (12 U.S.C. 1831o), and (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches.

     Section 11.2. Corporate and Other Consents; Compliance with
Law: Real Property.

          (a) Purchaser shall use its best efforts to secure all necessary corporate and other non-regulatory consents (except those involving Seller) and shall provide certified copies to Seller upon Seller's request.

          (b) Purchaser shall promptly comply with all applicable laws, regulations, and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

          (c) Purchaser shall provide such financial and other information as shall be reasonably requested by landlords under the Branch Leases in connection with obtaining the Landlord Consents. Notwithstanding anything to the contrary contained herein, Purchaser agrees that the form of Landlord Consent with respect to a Branch Lease may be modified at the request of a landlord to incorporate any and all conditions, terms and agreements such landlord may require with respect to such landlord's required consent to the assignment of such Branch Lease to Purchaser; provided that such conditions, terms and agreements do not constitute a material or monetary modification or alteration of the terms, covenants and conditions of such Branch Lease or otherwise impose any burden on Seller or Purchaser not otherwise contemplated by such Branch Lease.

          (d) Purchaser shall promptly order any title certificates or title searches required in connection with the transfer of the Real Property under applicable state or local practice or necessary to obtain the title insurance described in Section 5.3(a).

          Section 11.3. Solicitation of Accounts.  Prior to the
     Closing Date, Purchaser shall not attempt directly to solicit Branch Customers through advertising specifically referencing or targeted to such Branch Customers nor transact its business in a way which would specifically induce such Branch Customers to close Deposit Liability accounts and open accounts directly with Purchaser or would other-wise result in the transfer of all or a portion of an existing Deposit Liability from Seller. Notwithstanding the foregoing sentence Purchaser and its Affiliates shall be permitted to (a) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at such Branch Customers, (b) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such Branch Customers through other branch offices of Purchaser, (c) respond to unsolicited inquiries by such Branch Customers with respect to banking or other financial services, and (d) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     Section 11.4. Nonsolicitation of Seller's Employees. Purchaser agrees that, except in accordance with Section 11.5, for a period of one year following the Closing Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Seller or otherwise interfere with Seller's employment relationship with, any branch employee or branch related employee, who is not employed by Purchaser pursuant to Section 11.5, or any other employee or officer of Seller, Fleet, or any of their respective Affiliates, whose responsibilities or duties relate to banking or other businesses of Seller, Fleet, or any of their respective Affiliates within the state in which the Branches are located. It is expressly acknowledged by the parties hereto that Purchaser may employ or retain as an independent contractor or consultant any employee or officer, who shall terminate his or her employment with Seller, Fleet or any of their respective Affiliates without any such direct or indirect inducement or interference by, or other pre-termination contact with, Purchaser or who shall be terminated by Seller, Fleet or any of their respective Affiliates in either case after the Closing Date; provided that such employment or retention shall not be prohibited by any agreement between such employee or officer and Seller, Fleet or any of their respective Affiliates.

     Section 11.5. Transferred Employees.

          (a) Purchaser shall offer employment to all Branch
     Employees and Branch Related Employees, at least twenty (20) days prior to the Closing Date upon terms and conditions described below conditioned upon the Closing. Subject to the provisions of this Section, Transferred Employees will be subject to the employment terms, conditions and rules applicable to other employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employees.

          (b) Severance Pay and Benefits. For a period of one (1) year following the Closing Date, Purchaser agrees to pay to any involuntary terminated Transferred Employee cash severance equal to the cash severance to which the Branch Employee and Branch Related Employee would have been entitled under Seller's Severance Pay and Benefits Plan (a copy of which is provided at Schedule 1.1) and equivalent non-cash benefits (the "Assumed Severance Obligations").

          (c) To the extent permitted under, and in accordance with, the terms and conditions of Purchaser's 401(k) plan, Transferred Employees may "rollover" any eligible distributions of their accounts in Seller's qualified pension or profit-sharing plans to Purchaser's 401(k) plan.

          (d) Purchaser shall be solely responsible for any activity in connection with interviewing the Branch Employees and Branch Related Employees. Purchaser indemnifies and holds Seller harmless from and against any claim, liability, losses, costs or expenses, including reasonable attorneys' fees, resulting or arising from Purchaser's acts or omissions in connection with said interviews.

          (e) Each Transferred Employee shall be provided employment subject to the following terms and conditions:

               (i) Salary shall be equivalent to base salary paid by Seller to such Transferred Employee as of the close of business on the Closing Date.

               (ii) Vacation benefits shall be equivalent to vacation benefit provided by Seller to such Transferred Employee as of the close of business on the Closing Date. Thereafter, such employee shall receive the same vacation benefit provided by Seller until such time that Purchasers vacation policy would entitle employee to an increased vacation benefit, thereafter the employee shall receive vacation benefits as determined by the Purchaser's vacation policy.

               (iii) Purchaser shall treat each Transferred
          Employee as a new hire of Purchaser but shall provide such Transferred Employee with credit for the period of years of service with Seller towards the calculation of eligibility for such purposes as vacation, severance and other similar benefits and participation and vesting in Purchaser's qualified pension or profit sharing plan, as such plans may exist (but not for purpose of benefit accruals, including without limitation, funding of accrued pension or profit sharing plans for such Transferred Employee with respect to any period prior to the Closing
          Date).

               (iv) Each Transferred Employee shall be
          eligible to participate in the medical and dental plans of Purchaser, as such plans may exist, effective as of the Closing Date and any pre-existing conditions provisions of such plans shall be waived with respect to such Transferred Employee.

               (v) Upon conclusion of his or her short term disability or temporary leave of absence, subject to the terms and conditions of the Purchaser's plans and policies and applicable law, each Transferred Employee on such leave shall receive the salary and vacation benefit in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee and, to the extent practicable, shall be offered by Purchaser the same or a substantially equivalent position to his or her position with Seller prior to leave.

               (vi) Upon the first anniversary of the
          consummation of the transactions contemplated hereby, each Transferred Employee, who is still employed by Purchaser, shall be eligible for benefits under any severance or similar plans maintained by Purchaser with credit for the period of years service with Seller towards the calculation of benefits.

          (g) Except as provided in Section 12.3, Purchaser shall not be responsible for any benefits of the Branch Employees up to the Closing Date.

              ARTICLE XII

ENVIRONMENTAL DUE DILIGENCE, EMPLOYEE AND
CUSTOMER NOTICES; ETC.

     Section 12.1 Environmental Due Diligence.

          (a) Purchaser may conduct at its own expense environmental audits by an independent qualified environmental engineer or consultant (the "Environmental Consultant") of the Real Property during the Environmental Due Diligence Period. In the event Purchaser conducts a Phase I audit, Purchaser shall use its best efforts to commence such audit within seven (7) days from the date hereof.

          (b) In the event the Phase I audit of any of the Real Property is not completed within the Environmental Due Diligence Period through no fault of Purchaser or its Environmental Consultant, Purchaser may request an extension of the Environmental Due Diligence Period for a reasonable period not exceeding fifteen (15) days solely to permit completion of such Phase I audit.

          (c) In the event that as a result of such Phase I audit, Purchaser elects in the exercise of its reasonable business judgment to conduct a Phase II environmental audit by the Environmental Consultant of any of the Real Property, upon receipt of written notice of such election and a copy of any report prepared with respect to such Phase I audit evidencing a reasonable basis for such election prior to the conclusion of the Environmental Due
     Diligence Period, Seller shall extend such Environmental Due Diligence Period for an additional thirty (30) days solely to permit completion of such Phase II audit.

          (d) In the event that during the Environmental Due
     Diligence Period or any extension thereof pursuant to this Section, Purchaser shall notify Seller in writing that the Environmental Consultant has discovered an Environmental Hazards at or on any parcel of the Real Property, the remediation of which, in the reasonable judgment of the Environmental Consultant, is or will be the responsibility of Seller, or Purchaser should it acquire such parcel, and will cost more than $25,000, Seller may elect to:

               (i) make an adjustment to the Purchase Price for the estimated remediation costs of any such Environmental Hazard, which shall not have been remediated on or prior to the Closing Date, in excess of $25,000 with respect to such parcel of Real Property; or

               (ii) take such remediation steps as are necessary to make the Real Property comply with Environmental
          Laws by the Closing Date (or make provisions to such remediation steps following the Closing Date as shall be reasonably satisfactory to Purchaser); or

               (iii) lease to Purchaser such parcel of Real
          Property for a period of ten (10) years pursuant to a Lease Agreement; provided that such Environmental Hazards do no jeopardize the health and safety of Buyer's employees or the public, or prevent Purchaser from using the Real Property as it is currently used; provided, further, that if, during the term of such Lease Agreement or renewal or extension thereof, Seller shall deliver to Purchaser a report of a qualified environmental engineer or consultant certifying that the Environmental Hazard at or on any such leased parcel of Real Property has been remediated to the extent required under applicable Environmental Laws, Purchaser shall be required to purchase such parcel of Real Property, at the Real
          Property Purchase Price, in the event such report is delivered within six (6) months of the Closing Date, and, thereafter, at the fair market value of such real property as agreed to by the parties hereto or, if no such agreement is reached within thirty (30) days of delivery of such report, as determined pursuant to an appraisal pursuant to
          Section 14.4.

          (e) Purchaser agrees that it and its Environmental
     Consultant shall conduct any Phase I or if audits or other investigations pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including without limitation, following completion thereof the restoration of any site to the extent practicable to its condition prior to such audit or investigation and the removal of all monitoring wells.

     Section 12.2. Access to Branches by Purchaser. Upon execution of this Agreement, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access to the Branches, Branch
Employees, Branch Related Employees, depository records, Loan files, and all other documents and other information concerning the Branches as Purchaser may reasonably request in order for Purchaser to perform a review of the same; provided that with respect to Branch Employees Seller's sole obligation shall be to provide Purchaser with information concerning the name, position, date of hire and salary of Branch Employees and shall not be required to provide any information concerning its "credit scoring" system or any other proprietary information as to its business, branch or credit practices, policies or procedures. Seller shall provide Purchaser assistance in Purchaser's investigation relating to the Branches, Assets and Deposit Liabilities; provided that Purchaser's investigation shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations and provided further, that if Purchaser's investigation occurs during non-business hours, the expenses incurred by Seller as a result of such investigation during non-business hours shall be paid by Purchaser to Seller prior to or on the Closing Date.

     Section 12.3. Communications to Employees: Training. Seller and Purchaser agree that promptly following the execution of this Agreement, meetings, joint or several, of Seller and Purchaser as the parties may agree, shall be held at the Branches or at such other location as Purchaser and Seller shall mutually agree, to announce Purchaser's proposed acquisition of the Branches to the Branch Employees. Seller and Purchaser shall mutually agree as to the scope and content of all initial communications to the Branch Employees. Thereafter, Purchaser shall be permitted to meet with the Branch Employees working at the Branches on the date of this Agreement, at times mutually convenient to Purchaser and Seller to discuss employment opportunities with Purchaser. Seller may temporarily transfer employees from other branches to the Branches, but none of such employees shall be treated as Branch Employees. At a reasonable time prior to the Closing
Date, Purchaser shall be permitted to conduct training sessions during normal business hours or at other times with the Branch Employees and Branch Related Employees (if applicable); provided that Purchaser will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Seller's normal business operations. Purchaser shall reimburse the Branch Employees for transportation costs to and from the location where Purchaser shall train such employees and compensate the Branch Employees and Branch Related Employees (if applicable) or reimburse Seller at the Branch Employees respective applicable standard or overtime rates for the time spent in such training.

     Section 12.4. Communications with Branch Customers.

          (a) On such date or dates prior to the Closing Date, the parties hereto may mutually agree, or otherwise may be contemplated by this Agreement, Purchaser may send statements to the Branch Customers announcing the transactions contemplated hereby (such statements being herein called "Customer Notices").
     The form and content of each Customer Notice shall be subject to the approval of both parties and the cost of printing and mailing a party's Customer Notice shall be borne solely by it. On or after the day that is thirty-five (35) days prior the anticipated Closing Date, Purchaser shall be entitled to provide at its own expense such notices or communications to Branch Customers relating to the transactions contemplated hereby, as it deems appropriate or as may be required; provided that the text of any such notice or communication and the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by the other party, which approval shall not unreasonably be withheld or delayed.

          (b) Except as specifically provided herein, in no event will Purchaser contact any Branch Customers prior to receipt of Regulatory Approval without the prior written consent of Seller which may be granted or withheld in its sole discretion; provided that Purchaser may contact Branch Customers in connection with
     (i) advertising, solicitations or marketing campaigns not primarily directed to or targeted at Branch Customers, (ii) lending, deposit, safe deposit, trust or other financial services relationships of Purchaser with Branch Customers through branch offices of Purchaser existing as of the date hereof, (iii) unsolicited inquiries by Branch Customers to Purchaser with respect to banking or other financial services, and (iv) notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

              ARTICLE XIII

               INDEMNITY

     Section 13.1. Seller's Indemnity. Except as otherwise provided in this Agreement, Seller shall indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective officers, agents and employees from and against all claims, losses, liabilities, demands and obligations (including reasonable legal fees and expenses) which Purchaser or any of its Affiliates shall receive, suffer or incur arising out of or resulting from (a) any liability of Seller not assumed by Purchaser hereunder, (b) any actions taken or omitted to be taken by Seller prior to the Closing Date and relating to the Branches, Assets, Assumed Liabilities, Branch Employees, Branch Related Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of this Agreement), and (c) the breach of any material representation, warranty or covenant made by Seller in this Agreement.

     Section 13.2. Purchaser's Indemnity. Except as otherwise provided in this Agreement, Purchaser shall indemnify, hold harmless and defend
Seller, its Affiliates and their respective officers, agents and employees from and against all claims, losses, liabilities, demands and obligations (including reasonable legal fees and expenses) which Seller or any of its Affiliates shall receive, suffer or incur arising out of or resulting from (a) any liability of Seller assumed by Purchaser hereunder, (b) any actions taken or omitted to be taken by Purchaser from or after the Closing Date and relating to the Branches, Assets, Assumed Liabilities, Branch Employees, Branch Related Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated in this Agreement), (c) any actions taken or omitted by Purchaser or its Environmental Consultant in connection with any Phase I or II audit or other investigation conducted pursuant to Section 12.1 provided that Purchase Price adjustments or remediation costs pursuant to
Section 12.1 (d) are not indemnified or indemnifiable hereunder), and (d) the breach of any material representation, warranty or covenant made by Purchaser in this Agreement.

     Section 13.3. Indemnification Procedure. Promptly after receipt by either party of notice of the assertion of any claim or the commencement of any action, suit or proceeding with respect to this Agreement, such party ("Indemnified Party") shall give written notice thereof to the other party ("Indemnitor") and will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, it shall have been prejudiced thereby. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or that there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense.
If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

     Section 13.4. Nonsolicitation. Notwithstanding anything to the contrary contained herein, if Seller shall breach its covenants set forth in
Section 10.4 and obtain a relationship from a Branch Customer through a solicitation not permitted by such Section, Purchaser's sole remedy with respect thereto shall be to notify Seller in writing thereof on or before eighteen months after the Closing Date, in which event Seller shall, to the extent practicable, transfer any deposit or loan account relating to such relationship to Purchaser for a purchase price equivalent to what would have been paid for such account (without a deposit premium if Purchaser had previously paid such premium) if it had been included in the Deposit Liabilities or the Loans on the Closing Date.

     Section 13.5. Survival. All indemnities contained in or made pursuant to this Agreement shall survive the any third party claim for which written notice shall have been given prior to such date.

     Section 13.6. Basket. Notwithstanding anything to the contrary contained in Sections 13.1 and 13.2, no party shall be entitled to indemnification pursuant to Section 13.1 or 13.2 until its aggregate claims for indemnification under such applicable Section against the other party shall be in excess of $175,000, at which time such party shall be entitled to indemnification for the full amount of its indemnifiable claims above such amount.

              ARTICLE XIV

          POST CLOSING MATTERS

     Section 14.1. Further Assurances.  On and after the Closing Date:

          (a) Except as specifically provided otherwise herein, Seller shall assist Purchaser in the orderly transition of the operations of the Branches and shall give such further assurances and execute, acknowledge and deliver all such instruments as may be necessary and appropriate to effectively vest in Purchaser title in the Assets in the manner contemplated hereby; provided that Seller need not incur any costs or expenses in connection with its agreements in this Section unless such costs or expenses are paid by Purchaser; and

          (b) Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities or other liabilities of Seller assumed by Purchaser hereunder;
     provided that Purchaser need not incur any costs or expenses in connection with its agreements in this Section unless such costs or expenses are paid by Seller.

     Section 14.2. Access to and Retention of Books and Records. On the Closing Date, to the extent practicable, Purchaser shall receive possession of, and all right, title and interest in, all books and records relating to and located at the Branches which are in the possession of Seller; provided that for a period of at least six (6) years from the Closing Date, each party shall have reasonable access to said books and records of the other party and the books and records of the Branches and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, accounting purposes or as otherwise appropriate; provided further that in the event that as of the end of such period, any tax year of the Seller is under examination by any taxing authority, such books and records shall be maintained by Purchaser until a final determination of the tax liability of Seller for that year has been made. If such copies or extracts require use of a party's equipment or facilities, the user shall reimburse the other party for all costs incurred, including without limitation employee expenses. Notwithstanding the foregoing, neither party shall have any obligation to retain records beyond any statutory required or commonly acceptable time limit. Purchaser agrees to maintain records with respect to the Branches for the applicable period. Notwithstanding anything to the contrary contained herein the obligations of the parties hereto under this Section shall be subject to all applicable laws relating to the confidentiality of bank records.

     Section 14.3. Deposit Histories. In case of any dispute with or inquiry by any Branch Customer whose Deposit Liability account is subject to this Agreement, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser with the appropriate information where available and to the extent not already provided to Purchaser regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to the Deposit Liability account holder within a period of time and in a manner which would comply with standard banking practices and customs.

     Section 14.4. Appraisal of Real Property.

          (a) As contemplated by Sections 2.1(b) or (c) or 12.1(d), either party may designate by written notice to the other an independent certified appraiser or appraisers to determine the fair market value of the Real Property or its fair rental value.

          (b) Unless such other party shall object in writing within ten (10) days of receipt of such designation, such appraiser or appraisers shall conduct appraisals of the fair market or rental value of the Real Property and deliver two copies of reports thereof to each of Seller and Purchaser.

          (c) In the event the other party shall so object to the first party's designation, the other party's written objection shall designate an independent certified appraiser or appraisers acceptable to it, which shall conduct such appraisals and deliver such copies of reports thereof unless the first party shall object in writing to the appraiser or appraisers designated by the other party within ten (10) days of such objection.

          (d) In the event the first party shall so object to the other party's designation, the appraisers designated by Seller and the Purchaser shall mutually designate an independent certified appraiser to conduct such appraisals and deliver such copies of reports thereof.

          (e) The fair market or rental value of the Real Property
     (the "Appraised Value") as determined by the appraiser or appraisers designated pursuant to (a), (c) or (d) above shall be final and binding upon the parties hereto.

          (f) The parties hereto shall each pay one half of the cost of retaining the appraiser or appraisers which determines the Appraised Value in accordance with this Section.

          (g) Without limiting or restricting in any manner the procedure or method utilized by the appraisers or appraiser to determine the Appraised Value in accordance with the terms hereof, the reports of appraisals prepared pursuant hereto shall include such appraiser's or appraisers' determination of the fair market rental value of the Real Property for use as a bank branch.

               ARTICLE XV

             MISCELLANEOUS

     Section 15.1. Expenses. Except as otherwise provided herein, Seller and Purchaser each shall pay all of their own out-of-pocket expenses in connection with this Agreement, including appraisal, accounting, consulting professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated. Purchaser shall pay all
(a) recording, filing or other fees, cost and expenses (including fees, costs and expenses for (i) preparation of title certificates or searches, surveys, inspections, environmental audits or other investigations, (ii) filing of any forms (including without limitation tax forms) with Governmental instrumentalities in connection with the transfer of the Real Property or Personalty, and (iii) recording instruments or documents evidencing any transfers of interests in real property), and (b) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments (other than the items to be delivered by Seller pursuant to Section 5.3), applicable to or arising in connection with the transfer, assignment or assumption of the Loans (and mortgages, financing statements, notes, security agreements and other instruments relating thereto), the Real Property, the Branch Leases or the Personalty, but Seller shall pay any real property transfer stamps or taxes imposed on any transfers or interest in real property and any fees or charges payable to landlords in connection with Landlord Consents.

     Section 15.2. Communications, Notices, etc. Subject to regulatory restrictions and the provisions of Sections 12.4 and 15.8:

          (a) Purchaser shall, at Purchaser's expense and subject to the other provisions of this Agreement, be entitled after the receipt of all required Regulatory Approvals, Final Approval Date to communicate with, and deliver information, notices, brochures, bulletins, press releases and other communications to Branch Employees, Branch Related Employees, Branch Customers and members of the communities in which the Branches are located, concerning the transactions contemplated by this Agreement and the business and operations of Purchaser, and Seller shall assist Purchaser by providing upon Purchaser's request mailing lists of such Branch Employees, Branch Related Employees and Branch
     Customers, or by itself mailing such materials or communications to such persons; and

          (b) Purchaser and Seller shall each furnish to the other copies of the text of all notices, advertisements, information or communications, written or oral, proposed to be sent or transmitted by the furnishing party to Branch Employees, Branch Related Employees, Branch Customers or the public generally regarding the proposed or actual transfer of Deposit Liabilities and/or the purchase and sale of the Branches (including any public notices required to be given by law or regulation in connection with such transactions or applications for approval thereof, and the furnishing party shall not send or transmit such notices, advertisements, information or communications or otherwise make them public unless and until the prior consent of the other party shall have been received (such consent not to be unreasonably withheld).

     Section 15.3. Trade Names and Trademarks. Purchaser shall not acquire hereunder any right to the use of any trade name, trademark or service mark, if any, of Fleet or any of their respective Affiliates.

     Section 15.4. Termination; Extension of Closing Date.  This
Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as to the liability for actual direct damages due to breach of any representation, warranty or covenant occurring or arising prior to the date of termination, upon the occurrence of any of the following

          (a) Upon mutual agreement of the parties;

          (b) Immediately upon receipt by Purchaser or Seller of notice from any regulatory authority that purchaser or Seller, as the case has been denied any Regulatory Approval by Final order; or

          (c) Upon written notice by either party to the other, if the Closing has not occurred within six (6) months of the date hereof, unless the parties shall by mutual agreement extend the time for Closing.

     Section 15.5. Brokers-Finders.

          (a) Purchaser hereby represents and warrants to Seller that other than M.A. Schapiro & Co., Inc., it has not employed or agreed to retain any broker of finder in connection with the transactions contemplated by this Agreement, and Purchaser agrees to indemnify Seller against any claim arising out of any such employment of or agreement to retain any such broker or finder by Purchaser.

          (b) Seller hereby represents and warrants to Purchaser that it has not employed or agreed to retain any broker of finder in connection with the transactions contemplated by this Agreement, and Seller agrees to indemnify Purchaser against any claim arising out of any such employment of or agreement to retain any such broker or finder by Seller.

     Section 15.6. Modification and Waiver. No modification of any provision of this Agreement shall be binding unless in writing and executed by the party sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except to the extent any such condition is required by law; provided, any such waiver must be in writing.

     Section 15.7. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned by either such party prior to the day after the Closing Date without the written consent of the other party hereto, and provided further that in the case of any such assignment the assigning party shall also remain responsible as a party hereto.

     Section 15.8. Confidentiality.

          (a) From and after execution hereof, the parties hereto shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby (collectively, the "Confidential Information") (except (i) to the extent that the Agreement and such negotiations must be disclosed to obtain the Regulatory Approvals,
     (ii) for disclosures made in accordance with the terms and conditions of this Agreement, (iii) to the extent required by applicable law, or (iv) as made public prior to the date of the Confidentiality Agreement by either party or thereafter by any person not a party hereto without the assistance of any such party).

          (b) From the date hereof through the Closing Date, Purchaser shall not use the Confidential Information obtained by it to compete with Seller, and neither party shall use the Confidential Information otherwise then in connection with this Agreement or as contemplated hereby.

          (c) This section shall survive the termination or consummation of this Agreement.

          (d) In the event of termination of this Agreement, Purchaser shall not use any Confidential Information obtained by it from Seller to solicit accounts or other business from customers of the Branches and each party shall immediately return the Confidential Information obtained by it from another party or its affiliates (and all copies thereof).

          (e) In the event any term or provision of this Section 15.8 shall be inconsistent with any tenn or provision of the Confidentiality Agreement, such term or provision of the Confidentiality Agreement shall prevail and such term or provision of this Section 15.8 shall be interpreted so as to be consistent with the Confidentiality Agreement.

     Section 15.9. Entire Agreement; Governing Law. This Agreement, together with the exhibits attached hereto and made a part hereof, and the Confidentiality Agreement contain the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     Section 15.10. Consent to Jurisdiction, Waiver of Jury Trial. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO
SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS
OF THE STATE OF NEW YORK AND THE UNITED STATES
DISTRICT COURT FOR THE DISTRICT OF NEW YORK, AS WELL AS
TO THE JURISDICTION OF ALL COURTS FROM WHICH AN
APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE
AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION
OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY'S
OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT
OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS
CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND
ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH
COURTS.

     EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY
IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING
OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT
OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS
CONTEMPLATED HEREBY.  NO PARTY HERETO, NOR ANY
ASSIGNEE OR SUCCESSOR OF A PARTY HERETO TO SHALL SEEK
A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM
OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR
ARISING OUT OF, THIS AGREEMENT OR ANY OF THE
AGREEMENTS, INSTRUMENTS OR DOCUMENTS
CONTEMPLATED HEREBY.  NO PARTY WILL SEEK TO
CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS
BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY
TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THE
PROVISIONS OF THIS HAVE BEEN FULLY DISCUSSED BY THE
PARTIES HERETO, AND THE PROVISIONS SHALL BE SUBJECT TO
NO EXCEPTIONS.  NO PARTY HAS IN ANY WAY AGREED WITH
OR REPRESENTED TO ANY OTHER PARTY THAT THE
PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED
IN ALL INSTANCES.

     Section 15.11. Severability. In the event that any provision of this Agreement which both Seller and Purchaser agree is not material shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

     Section 15.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

     Section 15.13. Notices. All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, nationally recognized overnight delivery service, or facsimile transmission, if to Seller addressed to:

          Fleet Financial Group, Inc.
          1 Federal Street
          Boston, MA 02110
          Attention: Brian T. Moynihan
          Facsimile number: (617) 346-0465

with copies to:

          William C. Mutterperl, Esq.
          Senior Vice President, General Counsel
          and Secretary
          Fleet Financial Group, Inc.
          1 Federal Street
          Boston, MA 02110
          Facsimile number: (617) 346-0131

and to:
          V. Duncan Johnson, Esq.
          Edwards & Angell
          2700 Hospital Trust Tower
          Providence, Rhode Island 02903
          Facsimile number: (401)276-6611

and if to Purchaser addressed to:

          Glens Falls National Bank and Trust Company
          250 Glen Street
          Glens Falls, New York 12801
          Attention: Thomas L. Hoy, President
          Facsimile number: (518) 793-7405

 with a copy to:

          []
          []
          Attention: []
          Facsimile number: []

Notice by certified mail shall be deemed to be received three (3) business days after mailing of the same. Either party may chancre the persons or addresses to whom or to which notices may be sent by written notice to the other.

     Section 15.14. Interpretation. Any reference herein to a Section, Exhibit or Schedule shall be deemed a reference to a Section of, or Exhibit of Schedule to, this Agreement. The Section and Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 15.15. Specific Performance. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the former party would suffer irreparable harm in the event of such breach and that the former party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.


                                   FLEET
BANK



                                   By:

                                   Title:


                                   GLEN
                                   FALLS
                                   NATIONAL
                                   BANK
                                   AND
                                   TRUST
                                   COMPANY



                                   By:
                                        Thomas L. Hoy
                                        President